UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

USEC INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

March 24, 2006

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders to be held on Tuesday, April 25, 2006, at 10:00 a.m., Eastern Daylight Time, at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland.

Matters scheduled for consideration at this meeting are the election of eight directors and ratification of the appointment of the Company’s independent auditors. The meeting will also provide an opportunity to review with you USEC’s business during the year ended December 31, 2005.

Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or by using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We appreciate your continued confidence in the Company and look forward to seeing you at the annual meeting.
Sincerely,

James R. Mellor Chairman of the Board	John K. Welch President and Chief Executive Officer

USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2006

The Annual Meeting of Shareholders of USEC Inc. will be held on Tuesday, April 25, 2006, at 10:00 a.m., Eastern Daylight Time, at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, for the purpose of considering and voting upon:

1. The election of eight directors for a term of one year;

2. The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2006; and

3. Such other business as may properly come before the meeting or any adjournments thereof.

We are enclosing a copy of the Company’s Annual Report for the year ended December 31, 2005 with this Notice and Proxy Statement.

The record date for determining shareholders entitled to notice of, and to vote at, the meeting was the close of business March 1, 2006. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems to vote your shares.

By Order of the Board of Directors,

Timothy B. Hansen
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland
March 24, 2006

2006 PROXY STATEMENT

USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC Inc.’s (“USEC,” the “Company,” “we,” “us,” or “our”) 2006 Annual Meeting of Shareholders. The meeting will be held at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, on April 25, 2006, beginning at 10:00 a.m., Eastern Daylight Time. The proxies also may be voted at any adjournments or postponements of the meeting.

This Proxy Statement, proxy card and our Annual Report for the year ended December 31, 2005 are being mailed starting March 24, 2006.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

The Board set March 1, 2006 as the record date for the meeting. If you were the owner of USEC Inc. common stock at the close of business on March 1, 2006, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, Computershare Trust Company, N.A., as a “shareholder of record”;

•	held for you in an account with a broker, bank or other nominee (shares held in “street name” for a “beneficial owner”); and

•	held for you under a USEC employee stock ownership plan with our plan administrator, Computershare Trust Company, N.A., or under the USEC 401(k) plan with our plan administrator, Fidelity (each a “USEC stock ownership plan”).

How many shares must be present to hold the meeting?

A majority of USEC’s outstanding shares of common stock as of the record date, March 1, 2006, must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 86,728,472 shares of USEC common stock outstanding, each entitled to one vote. Your shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voting instructions prior to the meeting.

Abstentions, and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or nominee holding shares for a beneficial owner does not vote on a particular matter because it does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other nominee is permitted to vote your shares on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors even if the nominee does not receive voting instructions from you, as the matters being considered at the meeting are deemed to be routine in nature.

How do I vote my shares?

You may vote using any of the following methods:

By Mail

If you are a shareholder of record or hold shares through a USEC stock ownership plan, be sure to complete, sign and date the proxy card accompanying this Proxy Statement and return it in the prepaid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named as proxies in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a beneficial owner whose shares are held of record by a bank, broker or other nominee, be sure to complete, sign and return the voting instruction card received from your nominee.

By telephone or on the Internet

The telephone and Internet voting procedures established by USEC for shareholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card and following the voice prompts that you hear during the call. By following the voice prompts, you may vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.computershare.com/expressvote. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day. Proxies submitted by telephone or the Internet must be received by 1:00 am. Eastern Daylight Time on April 25, 2006.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

Even if you plan to attend the meeting, we encourage you to vote by completing, signing, dating, and returning the enclosed proxy card or by voting using the Internet or telephone so your vote will be counted if you later decide not to attend the meeting. If you decide to change your vote at the meeting, you may do so by voting in person at the meeting. If you choose to vote at the Annual Meeting:

•	If you are a shareholder of record, you may vote by the ballot provided at the meeting.

•	If you hold your shares in “street name,” you must obtain and bring with you to the Annual Meeting a legal proxy from your bank, broker, nominee or other holder of record in order to vote by ballot at the meeting.

•	If you hold your shares through a USEC stock ownership plan, you cannot vote in person at the Annual Meeting. Please vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided or by using the Internet or telephone.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

In the vote on the election of eight directors to serve until the 2007 Annual Meeting of Shareholders, shareholders may:

•	vote “FOR” all nominees,

•	“WITHHOLD” votes as to all nominees, or

•	“WITHHOLD” votes as to one or more specific nominees.

Directors will be elected by a plurality of the votes cast. This means that the eight nominees who receive the largest number of “FOR” votes cast will be elected as directors. If you “WITHHOLD” authority to vote with respect to any director nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

The Board of Directors recommends that you vote “FOR” each of the director nominees.

What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2006, shareholders may:

•	vote “FOR” the ratification,

•	vote “AGAINST” the ratification, or

•	“ABSTAIN” from voting on the ratification.

The ratification of the appointment of the independent auditors requires the “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal. Abstentions will have the same effect as a vote “AGAINST” the ratification of the appointment of the independent auditors.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card. If you just sign and submit your proxy card without marking your vote, your shares will be voted “FOR” each director nominee and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2006.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted at the meeting by:

•	submitting a properly executed proxy card with a later date, which proxy card is received prior to the date of the Annual Meeting;

•	delivering to the Secretary of USEC, prior to the date of the Annual Meeting, a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the Annual Meeting.

How are proxies solicited and what is the cost?

We have hired Morrow & Co., Inc. to assist us in soliciting proxies from banks, brokers, and nominees and we will pay Morrow & Co., Inc. a fee of approximately $8,500, plus expenses, for these services. We will reimburse banks, brokerage houses, and other institutions, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

Our directors, officers, and employees may also solicit proxies by mail, e-mail, telephone or personal contact. They will not receive additional compensation for these activities.

What is householding?

If you and other residents at your mailing address own shares of USEC stock in “street name”, your broker or bank or other nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank or other nominee. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding”, you were deemed to have consented to the process. Your broker or bank or other nominee will send one copy of our annual report and proxy statement to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If you would like to receive your own set of USEC’s future annual report and proxy statement or if you share an address with another USEC shareholder and together both of you would like to receive only a single set of USEC annual disclosure documents, please contact ADP Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call them at (800) 542-1061. Be sure to indicate your name, the name of your brokerage firm or bank or other nominee, and your account number. Any revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s proxy statement or our annual report, we will promptly send a copy to you if you address a written request to USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817, Attention: Investor Relations or call (301) 564-3238.

ITEM 1.  ELECTION OF DIRECTORS

On the nomination of our Board of Directors, James R. Mellor, Michael H. Armacost, Joyce F. Brown, John R. Hall, W. Henson Moore, Joseph F. Paquette, Jr., and James D. Woods will stand for re-election, and John K. Welch (who was appointed by the Board in October 2005 upon his election as President and Chief Executive Officer) will stand for election at the meeting, each to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Each of the nominees presently is a member of and together constitute our Board.

Unless otherwise directed, shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The principal occupations of and certain other information about the nominees are set forth on the following pages.

The Board Recommends a vote FOR the election of these nominees as directors.

NOMINEES FOR DIRECTORS

James R. Mellor	Director since 1998 Age 75 as of March 1, 2006

Mr. Mellor retired in 1997 as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business and business aviation businesses, a position he held since 1994. Prior to assuming that position, Mr. Mellor was President and Chief Executive Officer from 1993 to 1994 and was previously President and Chief Operating Officer of General Dynamics. Mr. Mellor served as interim President and Chief Executive Officer of the Company from December 2004 to October 2005. Mr. Mellor also serves on the Board of Trustees of the Scripps Research Institute.

Michael H. Armacost	Director since 2002 Age 68 as of March 1, 2006

Mr. Armacost is a Walter H. Shorenstein distinguished fellow and visiting professor in the Asia/Pacific Research Center at Stanford University. Mr. Armacost served as President and a Trustee of The Brookings Institution from 1995 to 2002. He served as Undersecretary of State for Political Affairs from 1984 to 1989, as U.S. Ambassador to Japan from 1989 to 1993 and to the Philippines from 1982 to 1984. Mr. Armacost serves on the board of directors of AFLAC Inc., Applied Materials Inc., and Cargill, Incorporated.

Joyce F. Brown	Director since 1998 Age 59 as of March 1, 2006

Dr. Brown is the President of the Fashion Institute of Technology of the State University of New York, a position she has held since 1998. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the board of directors of Polo Ralph Lauren Corporation and the PAXAR Corporation.

John R. Hall	Director since 1998 Age 73 as of March 1, 2006

Mr. Hall retired in 1997 as Chairman of the Board of Directors of Ashland, Inc., a company engaged in road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels businesses, a position he held since 1981. Mr. Hall also was Chief Executive Officer of Ashland, Inc. from 1981 to 1996. Mr. Hall was Chairman of the board of directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall also serves on the board of directors of Humana Inc. and GrafTech International Ltd.

W. Henson Moore	Director since 2001 Age 66 as of March 1, 2006

Mr. Moore has been President and Chief Executive Officer of the American Forest and Paper Association, the national trade association of the forest, paper and wood products industry, since 1995. He was also President of the International Council of Forest Product Associations from 2002 to 2004. Mr. Moore was previously Deputy Secretary of Energy from 1989 to 1992 and in 1992 became Deputy Chief of Staff for President George Bush. From 1975 to 1987 he represented the Sixth Congressional District of Louisiana in the U.S. House of Representatives.

Joseph F. Paquette, Jr.	Director since 2001 Age 71 as of March 1, 2006

Mr. Paquette retired in 1997 as Chairman and Chief Executive Officer of PECO Energy Company, a company engaged in the production, purchase, transmission, distribution, and sale of electricity and the distribution and sale of natural gas, a position he held since 1988. Before that, Mr. Paquette held positions with Consumers Power Company as President, and Senior Vice President and Chief Financial Officer, and with Philadelphia Electric Company as Chief Financial Officer. Mr. Paquette also serves on the board of directors of CMS Energy Corporation and the Mercy Health System.

John K. Welch	Director since 2005 Age 55 as of March 1, 2006

Mr. Welch has been President and Chief Executive Officer since October 2005. Prior to joining USEC, he served as a consultant to several government and corporate entities. He was Executive Vice President and Group Executive, Marine Systems at General Dynamics Corporation from March 2002 to March 2003, and Senior Vice President and Group Executive, Marine Systems from January 2000 to March 2002. Prior to that, Mr. Welch held several executive positions over a ten-year period at General Dynamics’ Electric Boat Corporation, including President from 1995-2000. Mr. Welch currently serves on the board of directors of Battelle Memorial Institute, the U.S. Naval Academy Foundation and Precision Custom Components Inc.

James D. Woods	Director since 2001 Age 74 as of March 1, 2006

Mr. Woods retired in 1997 as Chairman and Chief Executive Officer of Baker Hughes Inc., a provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry, a position he held since 1989. Mr. Woods was also President of Baker Hughes Inc. from 1986 to 1997. Mr. Woods also serves on the board of directors of National Oilwell Varco, OMI Corporation, ESCO Technologies, Inc., Foster Wheeler Ltd. and Complete Production Services.

GOVERNANCE OF THE COMPANY

Governance Information

Our Governance Guidelines

The Board of Directors recognizes that good corporate governance is an important means of protecting the interests of USEC’s shareholders, employees, customers, and the community. We have adopted Governance Guidelines, which serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Governance Guidelines are administered by the Board’s Nominating and Governance Committee, which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board and its Committees. The Board annually assesses the adequacy and effectiveness of its Governance Guidelines. Copies of the current Governance Guidelines are available on our website at www.usec.com or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Executive Sessions of Non-Management Directors

Our Governance Guidelines contemplate that non-management directors meet regularly in executive session. During 2005, the non-management directors met without management at regularly scheduled executive sessions, and Mr. Woods, Chairman of the Nominating and Governance Committee, presided at these meetings.

Communications with the Board of Directors

The Board has an established process to receive communications from shareholders and other interested parties. This process has been approved by a majority of the independent directors. Shareholders and other interested parties may contact the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, by mail or electronically. To communicate with the Board of Directors, the presiding director for executive sessions of the non-management directors, or the non- management directors as a group, correspondence should be addressed to such recipient or recipients in care of USEC’s Secretary at the following address:

c/o Secretary
USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

To communicate electronically with the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, shareholders should go to our website at www.usec.com. Under the headings “About USEC/Corporate Governance/Communicating with Our Board”, you will find a link to the e-mail address for writing an electronic message to the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require that the boards of listed companies have a majority of independent directors and that audit, nominating and governance, and compensation committee members must all be independent as affirmatively determined by the Board. At its February 2006 meeting, after reviewing the NYSE standards of independence, the Board of Directors affirmatively determined that the following six directors were independent: Mr. Armacost, Dr. Brown, Mr. Hall, Mr. Moore, Mr. Paquette and Mr. Woods. The basis for these determinations was that each of these six directors had no relationships with the Company other than being a director and/or shareholder of the Company. All of the members of the Company’s Audit, Finance and Corporate Responsibility, Nominating and Governance, and Compensation committees are independent.

Criteria for Board Membership

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. This assessment includes the consideration of each director’s, or each nominee’s, business background, experience and capabilities complementary to other directors’ experience and capabilities, financial acumen, experience with government, willingness and ability to devote adequate time to the Company, integrity, and any other factor deemed appropriate, all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, the Board considers the diversity of its members when considering a candidate.

The Nominating and Governance Committee identifies potential nominees by asking current directors to notify the Committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described below, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Director Nominations by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating and Governance Committee, a shareholder must comply with notification requirements in USEC’s bylaws. The bylaws require, among other things, that a shareholder must submit the recommendation in writing and must include the following information:

•	The name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

Under our bylaws, a shareholder’s nomination for director must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, shareholder nominations for director must be received by the Company between December 26,

2006 and January 25, 2007, in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 25, 2007.

Code of Business Conduct

USEC has a code of business conduct, applicable to all of our directors, officers and employees, that provides a brief summary of the standards of conduct that are at the foundation of our business operations. The code of business conduct states that we conduct our business in strict compliance with all applicable laws and addresses other important matters such as conflicts of interest and how violations of the code may be reported and will be handled. Each director, officer and employee must read the code of business conduct and sign a form stating that he or she has read, understands and agrees to comply with the code of business conduct. Our Business Conduct Committee is responsible for monitoring performance under the code of business conduct and for addressing any issues that arise with respect to the code. A copy of the code of business conduct is available on our website at www.usec.com or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Corporate Governance Information

Shareholders will find information about our corporate governance practices on our website at www.usec.com. Our website contains information about our Board of Directors, Board committees, copies of our bylaws and charter, committee charters, Code of Business Conduct and Governance Guidelines. Shareholders may obtain, without charge, hard copies of the above documents by writing to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Board and Committee Membership

Pursuant to the Delaware General Corporation Law, under which USEC is organized, our business, property, and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials prepared for them by management, by participating in meetings of the Board and its committees and by other means.

It is the Board’s policy that each of our directors attends the annual meeting. We had seven directors at the time of the 2005 Annual Meeting, all of whom attended the 2005 Annual Meeting.

During 2005, the Board of Directors held seven regular meetings and one special meeting. All directors attended 75% or more of the Board of Directors’ meetings and meetings of the committees on which they served. The average attendance of all directors at all Board and committee meetings in 2005 was 95%.

The Board has designated four committees, each identified in the table below. All four committees are composed entirely of non-employee directors. The Board has adopted a written charter for each of these committees. The full text of each charter is available on the Company’s website located at www.usec.com.

The table below sets forth the membership of these committees as of March  1, 2006 and the number of meetings held in 2005:

	Audit, Finance						Regulatory and
	and Corporate				Nominating and		Government
	Responsibility		Compensation		Governance		Affairs
Director	Committee		Committee		Committee		Committee

Michael H. Armacost	X						X
Joyce F. Brown			X				X
John R. Hall			X	*	X
W. Henson Moore					X		X	*
Joseph F. Paquette, Jr.	X	*	X
James D. Woods	X				X	*
Number of Meetings in 2005	10		7		4		2

*	Chairman

In addition, in 2005, the Board of Directors also had a special CEO search committee to guide the process of hiring a new Chief Executive Officer for the Company. This CEO search committee was composed of three directors — Mr. Hall (Chairman), Dr. Brown, and Mr. Paquette. The CEO search committee held six meetings in 2005 and was disbanded when a new CEO was hired.

The functions performed by our four standing committees are described below.

Audit, Finance and Corporate Responsibility Committee

The Audit, Finance and Corporate Responsibility Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function; and the performance of the independent auditors. In addition, the Committee is responsible for appointing, overseeing and terminating the Company’s independent auditors, and reviewing the Company’s accounting processes, financial controls, reporting systems, and the scope of the audits to be conducted. The Committee meets regularly in executive session with the Company’s independent auditors and with the Company’s internal auditors.

The Board has determined that each member of the Audit, Finance and Corporate Responsibility Committee is an “independent director” in accordance with NYSE listing standards. Under the NYSE listing standards, all audit committee members must be “financially literate”, as that term is determined by the Board in its business judgment. Further, under the Securities and Exchange Commission’s (the “SEC”) rules, the Board must determine whether at least one member of the audit committee is an “audit committee financial expert,” as defined by the SEC’s rules. The Board has determined that all members of the Audit, Finance and Corporate Responsibility Committee are financially literate and that Mr. Paquette qualifies as an “audit committee financial expert.”

Compensation Committee

The Compensation Committee’s responsibilities include annually reviewing the performance of the Chief Executive Officer and other senior management, overseeing and administering the Company’s executive compensation program, and advising and making recommendations to the Board with respect thereto, and reviewing, overseeing and evaluating overall compensation programs and policies for the Company and its employees and making recommendations to the Board. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans.

The Board has determined that each member of the Compensation Committee is an “independent director” in accordance with NYSE listing standards.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and overseeing the annual evaluations of the Board and its Committees. The Nominating and Governance Committee will consider director candidates recommended by shareholders in accordance with the procedures previously described under “Governance Information — Director Nominations”.

The Board has determined that each member of the Nominating and Governance Committee is an “independent director” in accordance with NYSE listing standards.

Regulatory and Government Affairs Committee

The Regulatory and Government Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments, and advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes.

Compensation of Directors

Non-Employee Director Compensation

Annual compensation for non-employee directors is comprised of the following components: annual retainer, including annual fee for chairing a Board committee; meeting and committee fees; and equity compensation, consisting of annual restricted stock and stock option awards. Each of these components is described in more detail below.

Mr. Welch did not receive separate compensation for his Board activities in 2005. While Mr. Mellor was employed as our interim President and Chief Executive Officer, he did not receive separate compensation for his Board activities.

Annual Retainer.  Non-employee directors receive an annual retainer of $65,000. The chairman of each committee receives an additional fee of $5,000 per year, per committee. Effective April 25, 2006, the annual committee chairman fee has been increased to $12,000 per year for the audit committee chairman and $7,500 per year for the chairmen of all other committees. Annual retainers and annual committee chairman fees are paid at the beginning of the service year.

At least 50% of the $65,000 annual retainer is paid in the form of restricted stock or nonqualified stock options, although a director may elect to receive a greater proportion of the retainer as well as meeting fees and annual committee chairman fees in restricted stock or options. If a director chooses to receive options as payment for the retainer, chairman or meeting fees, he or she will receive options on shares with a fair market value equal to 150% of the fee amount otherwise payable to offset the associated risk and lack of dividend equivalents. The Board voted to eliminate the dividend in February 2006 and, in light of this action, the Compensation Committee will be reviewing whether the 150% multiplier continues to be appropriate for 2006. In the year ended December 31, 2005, four of the seven non-employee directors (including Mr. Mellor, who was a non-employee director beginning December 3, 2005) elected to receive 100% of their annual retainer in restricted stock.

Effective April 25, 2006, once a director has satisfied the Company’s director stock ownership guidelines (described below), the director will be entitled to receive the entire annual retainer in cash, although a director may elect to receive the retainer in restricted stock or nonqualified stock options, in lieu of cash. As described below, directors are eligible for incentive stock if they elect to take their retainer or their meeting and chairman fees in stock or options in lieu of cash.

Meeting Fees.  Non-employee directors also receive a fee of $1,500 for attending each Board meeting and $1,000 for attending each committee meeting. Effective April 25, 2006, these fees will increase to $2,000 for each Board meeting and $1,500 for each committee meeting. Meeting fees paid in cash are paid in the week following the meeting and meeting fees paid in restricted stock are paid in the month following the meeting.

Annual Grant of Restricted Stock and Stock Options.  At the beginning of each annual term, each non-employee director who continues to serve as a director following the Annual Meeting receives a grant of restricted stock valued at $30,000 and a grant of 3,500 stock options.

Incentive Stock.  As an incentive to take more of their compensation in the form of Company stock, directors receive additional shares of restricted stock or options if they elect to take restricted stock or options in lieu of all or part of the annual retainer, meeting and chairman fees that they are otherwise entitled to receive in cash. This incentive payment of restricted stock or options equals 20% of the portion of the annual retainer, meeting, and chairman fees that they elect to take in restricted stock or options in lieu of cash. Incentive shares and options paid in respect of the annual retainer are granted at the time the annual retainer is paid. Incentive shares and options granted in respect of chairman and meeting fees are aggregated and granted for each year at the conclusion of the year at the time of the annual meeting.

Restricted stock issued as payment for annual retainers, chairman, and meeting fees vests on the later to occur of (1) the first anniversary of the date of grant and (2) termination of the director’s service on the Board. Restricted stock issued as incentive stock vests on the later to occur of (1) the third anniversary of the date of grant and (2) termination of the director’s service on the Board. Options vest after 12 months. Restricted stock carries the right to receive dividends and the right to vote.

Other.  All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

Agreement with James R. Mellor

The Company and James R. Mellor, the Chairman of the Board of Directors, are parties to an agreement under which Mr. Mellor is expected to provide counsel to the Company on strategies and other matters affecting the Company, as well as fulfill his duties as Chairman of the Board. Mr. Mellor is paid an annual chairman’s fee of $400,000 and is expected to spend an average of 20 hours per week devoted to USEC matters. This chairman’s fee is in addition to the annual compensation and meeting fees payable to all USEC non-employee directors. In addition, the Company provides Mr. Mellor with appropriate temporary housing and reasonable and necessary travel expenses in connection with his role as Chairman. This arrangement became effective December 3, 2005 following completion of Mr. Mellor’s transition from his role as interim President and Chief Executive Officer. No amounts were paid to Mr. Mellor under this agreement in 2005.

Director Stock Ownership Guidelines

In order to more closely align directors’ interests with the interests of shareholders, directors are required to hold Company common stock with a value equal to five times the amount of the annual retainer paid to directors. Until this guideline is achieved, directors must take at least 50% of their annual retainers in the form of restricted stock or options. In addition, as an incentive to take more of their compensation in the form of Company stock, directors are eligible to receive incentive stock described under “Non-Employee Director Compensation — Incentive Stock”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2006, the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than 5% of the common stock; (b) each of the Company’s directors; (c) the Company’s Chief Executive Officer and former interim Chief Executive Officer, the four other most highly paid executive officers of the Company serving as executive officers at December 31, 2005, and one additional individual that would have been included in the summary compensation table but for the fact that she was not serving as an executive officer at December 31, 2005; and (d) all of the Company’s directors and executive officers as a group. Unless otherwise indicated in the table, each person has the sole power to vote and dispose of the shares reported as beneficially owned by such person. Certain information in the table is based on information contained in filings made by the beneficial owner with the SEC.

	Common Stock
	Beneficially Owned(1)
Name of Beneficial Owner	Shares Owned		Percent of Class

FMR Corp.(2)	10,775,800		12.4%
82 Devonshire Street
Boston, MA 02109
Ziff Asset Management, L.P.(3)	7,794,157		9.0%
283 Greenwich Avenue
Greenwich, CT 06830
Dimensional Fund Advisors Inc.(4)	6,232,284		7.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Directors
Michael H. Armacost	39,092	(5)	*
Joyce F. Brown	57,571	(5)	*
John R. Hall	143,967	(5)	*
James R. Mellor	379,562	(5)	*
W. Henson Moore	38,924	(5)	*
Joseph F. Paquette, Jr.	86,987	(5)	*
James D. Woods	95,063	(5)	*
Officers
John K. Welch	19,594		*
Philip G. Sewell	265,460	(5)	*
Robert Van Namen	194,852	(5)	*
W. Lance Wright	47,009	(5)	*
Ellen C. Wolf		(6)
Lisa E. Gordon-Hagerty		(7)
Directors and all executive officers as a group (17 persons)	1,460,920	(8)(9)	1.7%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	According to the Schedule 13G/A filed with the SEC by FMR Corp. and Edward C. Johnson 3d on February 14, 2006, the beneficial owner of the Company’s common stock is Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. The predominant owners of Class B shares of common stock of FMR Corp. representing 49% of the voting power of FMR Corp. are members of the Edward C. Johnson 3d family. The Schedule 13G/A states that FMR Corp. has sole voting power with respect to 1,377,400 shares and sole dispositive power with respect to 10,775,800 shares. For additional information on FMR Corp.’s beneficial ownership please see the Schedule 13G/A.

(3)	This information is based on the Schedule 13G/A filed on February 13, 2006 with the SEC by Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant, and ZBI Equities, L.L.C., each of whom is identified as a beneficial owner of the 7,794,157 shares, and all of whom share voting and dispositive power over the shares.

(4)	The Schedule 13G/A filed on February 6, 2006 with the SEC by Dimensional Fund Advisors, Inc. states that it has sole power to vote and to dispose of 6,232,284 shares. Dimensional Fund Advisors states in its Schedule 13G/A that all securities reported therein are owned by its advisory clients, no one of which, to its knowledge, owns more than 5% of the class of securities. In its Schedule 13G/A, Dimensional Fund Advisors disclaims beneficial ownership of all such securities.

(5)	Includes shares subject to options granted pursuant to the USEC Inc. 1999 Equity Incentive Plan exercisable, as of March 1, 2006, or within 60 days from such date as follows: Mr. Armacost 13,250; Dr. Brown 13,750; Mr. Hall 43,722; Mr. Mellor 207,043; Mr. Moore 7,000; Mr. Paquette 13,750; Mr. Woods 13,750; Mr. Sewell 203,425; Mr. Van Namen 137,489; and Mr. Wright 24,210.

(6)	Ms. Wolf resigned from USEC Inc. effective February 24, 2006. As a result, we cannot verify her share ownership as of March 1, 2006. As of the date of her resignation, she beneficially owned 99,877 shares including 93,345 shares subject to exercisable options.

(7)	Ms. Gordon-Hagerty’s employment with USEC Inc. was terminated effective September 30, 2005. As a result, we cannot verify her share ownership as of March 1, 2006. As of the date of her resignation, she beneficially owned 161,305 shares including 125,809 shares subject to exercisable options.

(8)	Includes 701,503 shares subject to options granted pursuant to the USEC Inc. 1999 Equity Incentive Plan exercisable as of March 1, 2006, or within 60 days from such date.

(9)	This does not include shares owned by Ms. Wolf or Ms. Gordon-Hagerty, neither of whom were executive officers as of March 1, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish us with copies of the reports. We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, except as follows, we believe that all required Section 16(a) reports were timely filed in 2005: John Neumann, an executive officer, filed an amended Form 4 on August 12, 2005 which included the late reporting of shares of restricted stock which had been omitted from his Form 4 filed on March 25, 2005. Victor Lopiano, an executive officer, filed an amended Form 3 on January 18, 2006 which included the late reporting of shares of common stock which had been omitted from his Form 3 filed on December  21, 2005. Ellen Wolf, an executive officer, filed a Form 5 on January 13, 2006 which included the late reporting of a grant of restricted stock units made to her in July 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation of the Chief Executive Officer, the former interim Chief Executive Officer, the four other most highly paid executive officers of the Company serving as executive officers at December 31, 2005, and one other individual who would have been included among the four other most highly paid executives but for the fact that she was not serving as an executive officer at December 31, 2005 (collectively, the “Named Executive Officers”), for the years ended December 31, 2005, 2004 and 2003.

		Annual Compensation			Long-Term Compensation
				Other
				Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying	LTIP	Comp-
	Fiscal	Salary	Bonus(1)	sation(2)	Awards(3)	Options(4)	Payouts(5)	ensation(6)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

James R. Mellor(7)	2005	$1,191,878	—	$143,755	$1,161,771	1,333	—	—
Chairman and former	2004	—	—	—	119,432	3,500	—	$291,667
interim President and CEO	2003	—	—	—	101,757	3,500	—	316,667
John K. Welch(8)	2005	173,077	—	—	243,749	100,000	—	2,835
President and CEO
Philip G. Sewell	2005	360,600	$342,563	—	90,280	26,708	—	—
Senior Vice President,	2004	304,692	164,408	—	192,778	53,913	$527,703	—
American Centrifuge and	2003	250,000	160,968	—	86,674	50,000	—	—
Russian HEU
Robert Van Namen	2005	302,077	204,982	—	190,727	23,775	—	17,606
Senior Vice President,	2004	271,582	148,128	—	161,258	44,571	86,576	15,188
Uranium Enrichment	2003	226,054	108,108	—	58,210	18,000	—	9,999
Ellen C. Wolf(9)	2005	490,000	449,330	95,123	137,194	40,592	—	20,000
Former Senior Vice President	2004	490,000	267,665	—	453,549	79,130	—	19,800
and Chief Financial Officer	2003	32,038	—	—	—	—	—	—
W. Lance Wright	2005	261,044	143,603	—	209,726	20,710	—	11,900
Senior Vice President,	2004	210,000	73,920	—	65,140	5,250	—	2,423
Human Resources and	2003	76,731	23,274	—	12,526	—	—	—
Administration
Lisa E. Gordon-Hagerty(10)	2005	386,158	—	—	137,194	40,592	—	1,182,337
Former Executive Vice	2004	490,000	214,133	—	345,539	85,217	182,046	19,800
President and Chief	2003	18,846	—	—	—	—	—	—
Operating Officer

(1)	The amounts shown in this column constitute the cash portion of the annual incentive awards made to each of the Named Executive Officers based on the Compensation Committee’s evaluation of each officer’s performance during the period. The amounts shown include cash amounts earned under the Company’s Annual Incentive Program for the period indicated and paid in the following period.

(2)	Mr. Mellor retained his residence in California while serving as interim President and Chief Executive Officer, and for 2005, the amount shown for Mr. Mellor includes $77,837 of temporary housing provided pursuant to his employment agreement and $58,744 of related travel expenses for Mr. Mellor and his spouse. For Ms. Wolf, the amount shown for 2005 includes $93,285, representing the reimbursement of closing costs and other relocation expenses incurred by Ms. Wolf.

(3)	The amounts shown in this column represent the dollar value of the restricted stock grant based on the value of USEC common stock on the grant date. All grants of restricted stock were made under the 1999 Equity Incentive Plan. All shares of restricted stock are entitled to dividends on the same basis as any dividends declared and paid on shares of USEC’s unrestricted common stock and holders of restricted stock are entitled to vote. All shares of restricted stock vest as described below, with accelerated vesting in the case of restricted stock granted to employees (other than Mr. Mellor) upon the occurrence of a change of control of the Company, or upon death, disability, retirement, or involuntary termination of employment (other than for cause).

The amount for 2005 for Mr. Mellor includes 80,000 shares of restricted stock granted on February 23, 2005 pursuant to his employment agreement. These shares vest upon the earlier of five years from the date of grant or his retirement from the Board. The amount for 2005 for Mr. Mellor also includes a total of 3,524 shares of restricted stock granted in 2005 and 2006 as payment for his services as a director in 2005. Of these shares, 3,305 vest on the later to occur of the first anniversary of the date of grant and termination of his service on the Board, and 219 vest on the later to occur of the third anniversary of the date of grant and termination of his service on the Board. The amount for 2004 for Mr. Mellor includes 16,360 shares of restricted stock granted in 2005 and 2004 as payment for his services as a director in 2004. Of these shares, 15,106 vest on the later to occur of the first anniversary of the date of grant and termination of his service on the Board, and 1,254 vest on the later to occur of the third anniversary of the date of grant and termination of his service on the Board. The amount for 2003 for Mr. Mellor includes 16,017 shares of restricted stock granted in 2004 and 2003 as payment for his services as a director in 2003. Of these shares, 14,683 vest on the later to occur of the first anniversary of the date of grant and termination of his service on the Board, and 1,334 vest on the later to occur of the third anniversary of the date of grant and termination of his service on the Board. Mr. Mellor elected to receive all of his annual retainer and meeting fees in restricted stock in 2005, 2004 and 2003.

The amounts for 2005 include 19,594, 8,872, and 11,232 shares of restricted stock granted on February 28, 2006 to Mr. Welch, Mr. Van Namen and Mr. Wright, respectively, as payment for all or a portion of their annual incentive awards for 2005. These shares will vest on February 28, 2007. The amounts for 2005 also include 5,342, 4,755, 8,118, 4,142 and 8,118 shares of restricted stock granted on March 23, 2005 to Mr. Sewell, Mr. Van Namen, Ms. Wolf, Mr. Wright and Ms. Gordon-Hagerty, respectively, as part of their long-term incentive awards for 2005. These shares will vest ratably over three years from the date of grant, except for the shares granted to Ms. Wolf (whose shares were forfeited on February 24, 2006 in connection with her resignation) and Ms. Gordon-Hagerty (whose shares vested on September 30, 2005 in connection with her termination of employment).

The amounts for 2004 include 5,237, 4,719, 8,527, 2,354 and 12,328 shares of restricted stock granted on March 23, 2005 to Mr. Sewell, Mr. Van Namen, Ms. Wolf, Mr. Wright and Ms. Gordon-Hagerty, respectively, as payment for a portion of their annual incentive awards for 2004. These shares vested on March 23, 2006, except for the shares granted to Ms. Wolf (whose shares were forfeited on February 24, 2006 in connection with her resignation) and Ms. Gordon-Hagerty (whose shares vested on September 30, 2005 in connection with her termination of employment). The amounts for 2004 also include 10,783, 8,914, 15,826, 3,150 and 17,043 shares of restricted stock granted on February 10, 2004 to Mr. Sewell, Mr. Van Namen, Ms. Wolf, Mr. Wright and Ms. Gordon-Hagerty, respectively, as part of their long-term incentive awards for 2004. These shares will vest ratably over three years from the date of grant, except for the shares granted to Ms. Wolf (whose 5,276 unvested shares were forfeited on February 24, 2006 in connection with her resignation) and Ms. Gordon-Hagerty (whose unvested shares vested on September 30, 2005 in connection with her termination of employment). The amounts for 2004 also include 2,471 and 1,379 shares of restricted stock granted on April 28, 2004 to Mr. Sewell and Mr. Van Namen, respectively, as an incentive for having met their ownership guideline for that year. These shares vested on April 28, 2005.

The amount for 2004 for Ms. Wolf includes an award of 19,825 restricted stock units made on July 1, 2004 (valued at $8.77 per unit plus accrued dividends of $8,178). The restrictions on these restricted stock units lapsed on February 24, 2006 in connection with Ms. Wolf’s resignation, and she became entitled to payment in cash at the current share value including accumulated dividends. These units are included in the number of aggregate restricted stock holdings shown in the table below (valued at $11.95 per unit plus accrued dividends of $24,534).

The amounts for 2003 include 10,767, 7,231 and 1,556 shares of restricted stock granted on February 10, 2004 to Mr. Sewell, Mr. Van Namen, and Mr. Wright as payment for a portion of their annual incentive awards for 2003. These shares vested on February 10, 2005.

The number and value of aggregate restricted stock holdings of USEC common stock at December 31, 2005 for each Named Executive Officer are as follows:

	Number of Restricted
Name	Common Stock Holdings	Value

James R. Mellor	171,282	$2,046,820
John K. Welch	—	—
Philip G. Sewell	19,416	232,021
Robert Van Namen	16,337	195,227
Ellen C. Wolf	47,021	586,435
W. Lance Wright	8,596	102,722
Lisa E. Gordon-Hagerty	—	—

(4)	Option awards for Mr. Mellor represent his annual option award for service as a director. His award for the Board term ending at the 2006 annual meeting was pro-rated from December 3, 2005.

(5)	Represents amounts earned in 2004 from payouts of performance-based awards of restricted stock units.

(6)	For Mr. Mellor, the amounts for 2004 and 2003 include payments made to Mr. Mellor under an agreement (and a predecessor agreement) pursuant to which Mr. Mellor provided consulting services to the Company. For Mr. Welch, Mr. Van Namen, Ms. Wolf, Mr. Wright and Ms. Gordon-Hagerty, the amounts include Company contributions made under the Company’s 401(k) plan, along with costs of supplemental 401(k) restoration benefits paid by the Company. In addition, for Ms. Gordon-Hagerty, the amount for 2005 includes $1,158,336 paid to her upon termination of her employment agreement, representing one year’s base salary and bonus and the pro-rated amount of Ms. Gordon-Hagerty’s targeted 2005 bonus, and $5,934 paid to her pursuant to her severance agreement as reimbursement for her expenses in attending a conference.

(7)	Mr. Mellor’s employment with the Company terminated in December 2005 following completion of Mr. Mellor’s transition from his role as interim President and Chief Executive Officer. His salary amount for 2005 includes payout of all accrued vacation.

(8)	Mr. Welch joined the Company in October 2005.

(9)	Ms. Wolf joined the Company in December 2003. Ms. Wolf resigned in February 2006. The restricted stock granted in 2005 and a portion of the restricted and options granted in 2004 to Ms. Wolf were not vested at the time of her resignation and accordingly were forfeited at that time.

(10)	Ms. Gordon-Hagerty joined the Company in December 2003. Ms. Gordon-Hagerty’s employment with the Company terminated effective September 30, 2005. Her salary amount for 2005 includes payout of all accrued vacation.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted in the year ended December 31, 2005 to the Named Executive Officers. The amounts shown for each Named Executive Officer as potential realizable values are based entirely on assumed annualized rates of stock price appreciation of 5% and 10% over the full five year term of the options. Showing these potential realizable values at the assumed rates of growth is required by rules of the Securities and Exchange Commission for illustration purposes only and is not intended to predict future stock prices, which will depend upon overall stock market conditions and the Company’s future performance and prospects. Consequently, it is possible that the potential realizable values shown in this table will not be achieved.

						Potential Realizable
						Value at Assumed
	Individual Grants					Annual Rates of
	Number of		Percent of Total			Stock Price
	Securities		Options Granted	Exercise		Appreciation for
	Underlying		to Employees in	Price	Expiration	Option Term
Name	Options Granted(#)		Fiscal Year	($/Sh)(1)	Date	5%	10%

James R. Mellor	1,333	(2)	0.41%	$11.33	12/03/10	$4,173	$9,220
John K. Welch	100,000		30.86%	$11.00	10/03/10	$303,910	$671,561
Philip G. Sewell	26,708	(3)	8.24%	$16.90	3/23/10	$124,704	$275,563
Robert Van Namen	23,775	(3)	7.34%	$16.90	3/23/10	$111,009	$245,301
Ellen C. Wolf	40,592	(3)	12.53%	$16.90	3/23/10	$189,530	$418,813
W. Lance Wright	20,710	(3)	6.39%	$16.90	3/23/10	$96,698	$213,678
Lisa E. Gordon-Hagerty	40,592	(4)	12.53%	$16.90	3/23/10	$189,530	$418,813

(1)	The exercise price of the options granted to the individuals shown above was the fair market value of the Company’s common stock on the date of grant. Except as otherwise noted, the options granted vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	Mr. Mellor’s options were granted to him in respect of his service as a director and therefore vest one year from the date of grant.

(3)	On December 12, 2005, USEC accelerated the vesting of all outstanding and unvested stock options with an exercise price greater than the closing price on December 12, 2005 of $12.41 per share. Options to purchase 131,509 shares having an exercise price of either $13.98 or $16.90 per share, including the options granted to Mr. Sewell, Mr. Van Namen, Ms. Wolf and Mr. Wright on March 23, 2005 shown in the table above, became exercisable immediately as a result of the vesting acceleration. The primary purpose of the acceleration was to eliminate the future compensation expense USEC would otherwise recognize in our consolidated statements of income with respect to these options once SFAS No. 123(R), Share Based Payment, became effective for us in 2006. In addition, because these options had exercise prices in excess of current market values, and were not fully achieving their original objectives of incentive compensation and retention, the Board of Directors believed the acceleration may have a positive effect on morale, retention, and perceptions of option value.

(4)	Under the terms of Ms. Gordon-Hagerty’s severance agreement, all of her unvested options vested at the time of her termination of employment in 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information regarding the number of shares received upon exercise of options in the last fiscal year and the aggregate dollar value realized upon such exercise, as well as the aggregate value of stock options held as of the year ended December 31, 2005, by the Named Executive Officers:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		in-the-Money Options at
	Acquired on	Value	Fiscal Year-End		Fiscal Year-End
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James R. Mellor	—	—	207,043	1,333	$1,204,954	$826
John K. Welch	—	—	—	100,000	—	$95,000
Philip G. Sewell	20,000	$241,090	255,454	52,609	$1,087,420	$222,675
Robert Van Namen	—	—	122,632	35,714	$419,022	$145,585
Ellen C. Wolf	—	—	66,969	52,753	$102,870	$205,737
W. Lance Wright	—	—	22,460	3,500	$6,825	$13,650
Lisa E. Gordon-Hagerty	—	—	125,809	—	$332,346	—

Long-Term Incentives

Senior executive officers of the Company, including the Named Executive Officers, are eligible to participate in the Company’s restricted stock unit program under the USEC Inc. 1999 Equity Incentive Plan. The restricted stock unit program is a three-year, performance-based program that is described in more detail in the report of the Compensation Committee on Executive Compensation later in this Proxy Statement.

A restricted stock unit (RSU) is the right to receive, after the restriction period expires and subject to the achievement of certain goals, cash or stock equal in value to one share of common stock. Dividend equivalents accrue on the RSUs (to the extent the Company pays dividends) and are payable at the end of the performance period, again subject to the achievement of goals. The Compensation Committee creates the performance goals for the RSUs and will decide, at the end of the three-year performance period, to what extent the goals have been met. Award values will increase or decrease based on performance against the goals, stock price performance and dividend equivalent accruals.

The following table sets forth the long-term incentive awards in 2005 to the Named Executive Officers.

		Performance or	Estimated Future Payouts Under
	Number of	Other Period Until	Nonstock Price-Based Plans
	Shares, Units or	Maturation or	Threshold	Target	Maximum
Name	Other Rights(1)	Payout	(#)	(#)	(#)

James R. Mellor	—	—	—	—	—
John K. Welch	59,268	10/2005 - 6/2007	29,634	59,268	88,902
Philip G. Sewell	—	—	—	—	—
Robert Van Namen	—	—	—	—	—
Ellen C. Wolf	—	—	—	—	—
W. Lance Wright	19,900	2/2005 - 6/2007	9,950	19,900	29,850
Lisa E. Gordon-Hagerty	—	—	—	—	—

(1)	The current three-year performance period is from July 1, 2004 to June 30, 2007 and target awards for that period were set in 2004 for Mr. Sewell, Mr. Van Namen, Ms. Wolf and Ms. Gordon-Hagerty. Messrs. Wright and Welch were added as participants on February 1, 2005 and October 3, 2005, respectively, and their target awards were pro-rated to reflect their period of participation. Grants consisted of restricted stock units pursuant to which grantees are entitled to receive the cash equivalent value of shares of USEC common stock in the event that USEC total shareholder return and performance against a predetermined set of business goals are achieved. The final cash value of each restricted stock unit will be based on the closing price of USEC common stock on the NYSE on June 30, 2007. There are no minimum amounts payable under the three-year performance plan. Grantees can earn from 0% to 150% of the target number of restricted stock units in the grant for the three-year performance period, where no restricted stock units will be earned if the threshold goals are not achieved, where 50% of the target number of restricted stock units will be earned if threshold goals (50%) are achieved, the target number of restricted stock units will be earned if 100% of the goals are achieved and the maximum number of restricted stock units (150% of the target number of restricted stock units) will be earned if 150% of the goals are achieved. The final award will also include dividend equivalents based on actual dividends paid during the three-year performance period.

Pension Plan

USEC maintains a retirement program consisting of the Employees’ Retirement Plan of USEC Inc. that is intended to qualify under section 401(a) of the Internal Revenue Code and a non-qualified Pension Restoration Plan that is intended to provide benefits otherwise limited by section 401(a)(17) and section 415 of the Internal Revenue Code.

The following table shows the estimated annual straight-life annuity benefit payable under these retirement programs to employees with the specified final average compensation (average compensation over the final five years prior to the commencement of the pension) and specified years of credited service upon retirement at age 65. Annual pension amounts represent a combined payment from both the qualified and non-qualified plans.

	Annual Pension
	Years of Credited Service
Final Average Compensation	5	10	20	30	40

$ 100,000	$7,320	$13,320	$25,320	$37,320	$49,320
$ 200,000	13,320	25,320	49,320	73,320	97,320
$ 400,000	25,320	49,320	97,320	145,320	193,320
$ 600,000	37,320	73,320	145,320	217,320	289,320
$ 800,000	49,320	97,320	193,320	289,320	385,320
$1,000,000	61,320	121,320	241,320	361,320	481,320
$1,200,000	73,320	145,320	289,320	433,320	577,320
$1,400,000	85,320	169,320	337,320	505,320	673,320
$1,600,000	97,320	193,320	385,320	577,320	769,320
$1,800,000	109,320	217,320	433,320	649,320	865,320

The participant’s retirement benefits are calculated under three different formulae: the Regular Formula, the Alternate Formula using a social security offset, and the Minimum Formula. The formula that gives the participant the largest benefit will be used for the final calculation. The Regular Formula (used as an illustration for the table above) is equal to 1.2% of a participant’s final average compensation multiplied by the number of years and months of credited service, plus $1,320. The aggregate retirement benefit is not subject to social security or other retirement benefit deductions.

A participant’s retirement benefit calculation consists of the total earnings, prior to reduction for employee contributions to the 401(k) plan or the cafeteria plan, but excluding any monies derived from the exercise of stock options or the value of restricted stock that was awarded to the participant as part of the Company’s long-term incentive plan. For the executives named in the Summary Compensation Table, the number of years of credited service as of December 31, 2005 is as follows: Mr. Mellor 0.92 years; Mr. Welch 0.25 years; Ms. Wolf 2.08 years; Mr. Sewell 4.67 years; Mr. Van Namen 7.00 years; and Mr. Wright 2.33 years. Mr. Mellor resigned as an employee of the Company as of December 3, 2005 but continues in his role as Chairman. Ms. Gordon-Hagerty’s employment with the Company terminated effective September 30, 2005 prior to her having satisfied the vesting requirements of the plan and she therefore is not entitled to any current or future plan benefits. Ms. Wolf resigned as an employee of the Company effective February  24,

2006 without having satisfied the vesting requirements of the plan and is therefore not entitled to any current or future plan benefits.

The Company also maintains two supplemental executive retirement plans (each, a “SERP”). Mr. Welch is the sole participant in one SERP and Mr. Sewell is the sole active participant in the other SERP.

Commencing at age 60, Mr. Welch will be eligible to receive, on termination of employment, an annual amount equal to 30% of his final average compensation minus (1) any benefits received by him under the Company’s other retirement programs and any retirement program to which the Company has contributed on his behalf and (2) his social security benefits should he be eligible for such benefit. His final average compensation for this purpose includes salary and annual incentive compensation, including cash and stock, paid (or vested, in the case of restricted stock) for the three years preceding his date of termination. Based on a projected retirement at age 62, and using his current compensation to establish the value of the required plan offsets, Mr. Welch has a projected SERP benefit target of $450,000, offsets totaling $127,144 and a final projected annual SERP benefit at age 62 of $322,856. Mr. Welch’s pre-offset benefit increases to 40% of final average compensation after 7 years of service and to 50% of final average compensation after 10 years of service.

Commencing at age 62, Mr. Sewell will be eligible to receive, on termination of employment, an annual amount equal to 55% of his final average compensation minus (1) any benefits received by him under the Company’s other retirement programs and any U.S. federal governmental retirement program to which the Company has contributed on his behalf and (2) his social security benefits should he be eligible for such benefit. His final average compensation for this purpose includes salary and annual incentive compensation, including cash and stock, earned for the three years preceding his date of termination. Based on a projected retirement at age 62 (the normal retirement age under the SERP), and using his current compensation to establish the value of the required plan offsets, Mr. Sewell has a projected SERP benefit target of $350,625, offsets totaling $99,518 and a final projected annual SERP benefit at age 62 of $251,107.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview of Executive Compensation Philosophy and Design

USEC’s executive compensation program is overseen by the Compensation Committee of the Board of Directors. All members of the Committee are considered to be “independent directors” for purposes of applicable NYSE listing standards. The Committee is responsible for developing executive compensation policies that support the strategic business objectives and values of the Company. The Committee’s responsibilities include:

•	Annually reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;

•	Annually reviewing and approving all other equity-based awards to employees;

•	Assessing the effectiveness of the Company’s executive compensation program in light of our compensation policies; and

•	Annually reviewing senior executive performance.

You can learn more about the Committee’s purpose and responsibilities by reading the Committee’s charter, which can be found on the USEC website at www.usec.com.

General Compensation Philosophy

USEC’s executive compensation program is designed to attract, retain and motivate the broad-based executive talent required to achieve the Company’s business objectives and increase shareholder value. The primary objectives of the Company’s executive compensation program include:

•	Enhancing the Company’s ability to attract, retain, motivate and develop management talent critical to the long-term success of the Company;

•	Assuring the compensation levels are consistent with companies of similar size and nature to USEC;

•	Emphasizing variable, at-risk pay, which aligns executive compensation with the Company’s overall performance and shareholder interests; and

•	Reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership.

The Company’s Human Resources group assists the Committee in evaluating compensation and proposed changes to compensation. In addition, the Committee relies on Watson Wyatt Worldwide, its outside compensation consultant, to periodically provide market data regarding compensation levels and practices of companies similar in size and nature to the Company. Watson Wyatt consultants attended all Committee meetings in 2005.

The Committee compares the Company’s compensation levels and practices to a benchmark group (the “Survey Group”). In 2005, based on the recommendation of our outside compensation consultant, we made changes to the Survey Group to reorient it more towards energy/utility and processing-oriented companies similar in size to the Company because we seek to compete with such companies for officer-level talent. The group currently includes the following 15 companies: Albemarle Corporation, Arch Chemicals, Inc., Arch Coal, Inc., Bemis Company, Inc., Cabot Corporation, Cytec Industries Inc., FMC Corporation, Frontier Oil Corporation, Georgia Gulf Corporation, Giant Industries, Inc., Hercules Incorporated, Holly Corporation, NSTAR, PNM Resources, Inc. and Westar Energy, Inc. The Survey Group is a different group of companies than the peer group index included in the Performance Graph (“Peer Group”) that appears later in this Proxy Statement.

There are four major components of the Company’s executive compensation program: base salaries, annual incentives, long-term incentives, and other benefits. A significant portion of the total compensation of executive officers is “at-risk” (for example, performance-based awards of annual incentive cash and long-term equity), with the at-risk component increasing at higher level positions that have greater Company impact. This pay-for-performance philosophy is demonstrated in the overall design of the executive compensation program. Total compensation tally sheets for each of the Named Executive Officers were prepared by our outside compensation consultant and reviewed by the Committee in 2005.

Elements of Compensation

The elements of USEC’s executive compensation program are described in detail below.

Base Salary.  Each executive officer’s base salary reflects the scope of responsibility and accountability of his or her position within the Company. In general, executive officers having the highest level and amount of responsibility have the lowest percentage of their total compensation as base salary. Using market survey data, the base salary level for each executive officer was established at approximately the 50th percentile of the market for a comparable position, as indicated by the Survey Group. The Committee recommends base salary levels to the Board of Directors for its approval.

In April 2005, Philip G. Sewell, Senior Vice President, American Centrifuge and Russian HEU, received an increase in his base salary to reflect additional responsibilities when he was appointed to lead the

Company’s American Centrifuge program. In addition, following a restructuring at the Company’s headquarters in September 2005, Robert Van Namen, Senior Vice President, Uranium Enrichment, W. Lance Wright, Senior Vice President, Human Resources & Administration, and Timothy B. Hansen, Senior Vice President, General Counsel and Secretary, received increases in base salary to bring them to within an appropriate range of the market median for their positions, taking into account additional responsibilities they assumed in connection with the restructuring.

Annual Incentive.  The Company’s Annual Incentive Program provides an opportunity for executive officers and certain other Company employees to earn an annual incentive paid partly in cash and partly in restricted stock and is based primarily on pre-determined annual performance objectives. The annual incentive is linked to corporate and individual performance. Performance measures are a mixture of formula-based Company financial goals, based on the Company’s budget as approved by the Board, and individual key performance objectives. Key performance objectives are designed to support the Company’s strategic initiatives and operating plan. The Committee also takes into account an individual’s demonstrated leadership, initiative, cooperation and coordination in managing his or her respective area.

Annual incentive awards are made by the Committee if and to the extent corporate and individual performance goals are achieved. At the beginning of each year, performance goals are set along with target awards, which for executive officers range from 36% to 100% of base salary depending on the officer’s position. Based on performance against these goals, the Committee has the discretion to grant a range of awards calculated as a percentage of the target awards, from 0% of the target award up to 150% of the target award. Previously, an executive could receive an award of up to 200% of the target award level; however, in 2005 the Committee determined it was appropriate to reduce the maximum achievable award to 150% of the target level. The targets are set to provide compensation from salary plus annual incentive at approximately the 65th percentile of the market, as indicated by the Survey Group. The Committee believes that the goals associated with the target annual incentive payments are achievable yet require considerable effort and innovation on the part of each participant.

Participants only receive payment under the plan if the minimum level of achievement is reached. Participants must take at least 35% of any annual incentive award in shares of restricted stock of the Company and may take the remainder of the award in cash or additional shares of restricted stock. Beginning with awards paid in 2006, participants who have satisfied applicable stock ownership guidelines may elect to take all of their annual incentive in cash. As an incentive to take more of their compensation in the form of Company stock, participants receive additional shares of restricted stock equal to 20% of the cash portion of any annual incentive award that they elect to take in shares of restricted stock. The restricted stock portion of the award vests one year from the date of grant.

In June 2005, the Committee established Company performance goals as a basis for determining the annual incentive awards for 2005. These goals set targets for Company performance in two important areas: earnings per share and cash flow from operations per share. During its review of 2005 performance, the Committee adjusted the earnings and cash flow targets consistent with its practice to fairly reflect unanticipated business changes during the year. Based on these results and the Committee’s judgment with respect to individual performance of their key performance objectives and in the areas of leadership, initiative, cooperation and coordination, the Committee granted 2005 incentive awards to executive officers (other than Messrs. Mellor, Welch and Hansen) ranging from approximately 32% to 93% of 2005 base salary. Mr. Welch received a 2005 incentive award equal to 130% of his 2005 base salary, pro-rated for the three month period he had served as CEO. In accordance with the terms of their employment arrangements, James R. Mellor and Timothy B. Hansen did not receive annual incentive awards in 2005.

Long-Term Incentives.  In February 1999, the Committee established a Long-Term Incentive Program under the shareholder-approved Equity Incentive Plan for use with executive officers and other key employees. Long-term incentives are designed to more closely align executive officers’ and other employees’ interests with those of the shareholders and are a key element and significant component of market-competitive total compensation. The program is designed to make annual grants of restricted stock and stock options to executive officers and other program participants. The Long-Term Incentive Program also includes a three-

year performance component (the “Strategic Incentive Program”) for senior executive officers in the form of a grant of restricted stock units. Using market survey data, the Committee sets target long-term incentive award levels, when combined with base salary and annual incentives, to provide total direct compensation to executives at the 65th percentile of the market.

In 2005, the Committee made certain changes to the Strategic Incentive Program following a review of the program by the Committee and its outside compensation consultant. Changes were made to the program to ensure that the long-term incentives (1) reflected the current “best practices” from USEC’s Survey Group and other leading companies; (2) would not increase the total size of the long-term incentive package for executives and other participants; and (3) would continue to meet investor and institutional expectations for acceptable share dilution. The changes included the following:

•	reduction of the maximum payout under the three-year performance component from 200% of target to 150% of target;

•	using fixed payout levels of 50% (threshold), 80%, 100% (target), 125% and 150% (maximum); and

•	an increase in the weighting of the American Centrifuge goals in the Strategic Incentive Program from 50% of the total to 75% of the total.

Annualized target award levels for executive officers under the Long-Term Incentive Program range from 55% to 150% of base salary depending on the officer’s position, and are comprised of the following (as more fully described below):

Annualized Target Long
	Term Incentive Value (as	Restricted		Restricted
Position	a Multiple of Base Salary)	Stock	Stock Options	Stock Units

CEO	1.5X	33 1/3%	33 1/3%	33 1/3%
Senior Executive Officers	1.05X	33 1/3%	33 1/3%	33 1/3%
Other Officers	0.55X	75%	25%	N/A

Restricted Stock.  Restricted stock granted as part of the Long-Term Incentive Plan is granted at fair market value and shares vest ratably over three years. On March 8, 2005, the Committee approved a grant of restricted stock to executive officers and other key employees as part of the Long-Term Incentive Plan. Grants were made on March 23, 2005. These grants (including the projected value of dividends during the period of restriction) represented approximately one third of the total value of the long-term incentive for senior executive officers and 75% of the total long-term incentive value for other executive officers. Individual grants to executive officers ranged from 9,462 shares to 4,657 shares. Other key employees received grants of either 1,400 or 1,500 shares.

Stock Options.  Stock options are granted at fair market value, vest ratably over three years, and have a five-year exercise period. On March 8, 2005, the Committee approved a grant of non-qualified stock options to executive officers. Grants were made on March 23, 2005. These grants represented approximately one third of the total value of the long-term incentive for senior executive officers and 25% of the long-term incentive value for other executive officers. Individual grants ranged from 47,310 options to 7,762 options.

Restricted Stock Units under the Strategic Incentive Program.  The Long-Term Incentive Program also includes a three-year performance component. Participation in this component of the Long-Term Incentive Program is limited to the Company’s senior executive officers, including the executive officers named in the Summary Compensation Table. For these individuals, approximately two-thirds of their long-term incentive is in the form of an annual grant of stock options and restricted stock as noted above, and the other one-third is in the form of restricted stock units (RSUs) that are payable at the end of a three-year performance period, provided certain performance goals are met. The target award level for senior executive officers (other than the CEO) for the three-year performance period is 1.05 times annual base salary. The target award level for the CEO for the three-year performance period is 1.5 times annual base salary.

During 2005, the Committee added three participants to the three-year performance component of the Long-Term Incentive Program: Messrs. Welch, Wright, and Hansen. Any future payments they will receive as a result of their participation in the three-year performance component will be pro-rated to reflect their initial dates of participation.

Each RSU is intended to represent the value of one share of USEC’s common stock. If specific performance goals are achieved, participants will receive cash or stock at the end of the three-year performance period for each RSU, equal to the then-current value of a share of common stock. Participants may also defer payment until they terminate service with the Company. The Committee grants the RSUs, determines the performance goals and performance period and, at the end of the period, determines whether the goals have been met. Participants can receive 0% to 150% of their RSU target based on performance as determined by the Committee. RSUs have no voting or dividend rights, although dividend equivalents accrue (to the extent the Company pays dividends) and are payable at the end of the performance period, again subject to goals being achieved.

The current three-year performance period for the Strategic Incentive Program is from July 1, 2004 to June 30, 2007. In 2005, no RSU awards were paid to participants. Any payments awarded for this current performance period will be made at the end of the performance period in July 2007.

Other Benefits.  The Committee recognizes that other benefit plans contribute to the Company’s ability to attract and retain key management talent. Accordingly, the Company maintains for its senior executives, in addition to the standard benefits available to all employees, a non-qualified pension restoration plan and two supplemental executive retirement plans (in which only Messrs. Welch and Sewell participate, described above under Pension Plan), a non-qualified 401(k) restoration plan that is designed to provide benefits that would be provided under the tax-qualified 401(k) plan but for certain limitations on the contributions that can be provided annually under the tax-qualified 401(k) plan, and individual change-in-control severance arrangements, which are described below under Change in Control Agreements.

CEO Compensation

James R. Mellor.  During 2005, James R. Mellor served as interim President and Chief Executive Officer while the Company’s CEO search committee led the process of hiring a new Chief Executive Officer for the Company. Prior to that, Mr. Mellor served as Chairman of the Board. Upon the recommendation of the Committee and with the consultation of the Board’s outside compensation consultant, the Board of Directors established Mr. Mellor’s base salary at the median of base salary pay for chief executive officers at companies in the Survey Group, adjusted to reflect his significant experience and the nature of the appointment. Mr. Mellor’s base salary level was $100,000 per month while the Company searched for a CEO and during a two-month transition period following the appointment of a new CEO. Mr. Mellor also received a grant of 80,000 shares of restricted stock in 2005, which vest upon the earlier of five years from the date of grant or his retirement from the Board.

Mr. Mellor also received the Company’s standard package of employee benefits. In addition, because Mr. Mellor retained his residence in California while serving as Chief Executive Officer, Mr. Mellor was provided with appropriate temporary housing, personal use of a Company car, and air travel for himself and his spouse to and from the Washington, D.C. area.

While Mr. Mellor was employed by the Company, he did not participate in any of the Company’s incentive programs, nor did he receive fees or retainers as a member of the Board of Directors. Mr. Mellor ceased his employment with the Company on December 3, 2005 and resumed his prior role as Chairman.

John K. Welch.  Effective October 3, 2005, the Board of Directors appointed John K. Welch as President and Chief Executive Officer of the Company. Upon the recommendation of the Committee and with the consultation of the Board’s outside compensation consultant, the Board of Directors established the compensation levels for Mr. Welch using the same principles applied to all Company executives.

Mr. Welch’s annual base salary of $750,000 was targeted at the median of base pay for chief executive officers at companies in the Company’s Survey Group. In addition, Mr. Welch received a one-time grant of 100,000 non-qualified stock options, granted at fair market value with a three-year graduated vesting and a five-year exercise period. Mr. Welch’s annual incentive target was set at one times annual base salary and his long term incentive annual award target level was set at 1.5 times annual base salary. For 2005, Mr. Welch’s annual incentive was pro-rated from his date of hire and was paid entirely in shares of restricted stock, with one year vesting. Mr. Welch was not entitled to a long term incentive award of restricted stock and stock options for 2005. Mr. Welch will participate in the three-year performance component of the Company’s Long-Term Incentive Program, pro-rated from his date of hire.

Mr. Welch also received the Company’s standard package of employee and executive benefits, including health and welfare benefits as well as participation in both qualified and non-qualified retirement plans. Mr. Welch also is entitled to certain perquisites, including reimbursement for financial counseling services of up to $15,000 per year, reimbursement for the annual membership in one business club or organization and one golf or country club and reimbursement for an annual physical.

The Committee also recommended, and the Board approved, a new supplemental executive retirement plan for Mr. Welch, providing for an annual retirement benefit, vesting after five years of service, equal to 30% (increasing to 50% with ten or more years of service) of final average compensation minus certain benefits received under the Company’s other retirement programs and social security benefits.

The Committee reviewed all elements of Mr. Welch’s total compensation opportunity, including salary, bonus, annual and long term incentive compensation and the cost to the Company of all benefits and perquisites. A tally sheet displaying all of these components was reviewed by the Committee.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation for the Company’s Chief Executive Officer and the four other most highly compensated executive officers employed at year-end to $1 million per year, unless the compensation is performance-based within the meaning of Section 162(m). Compensation is performance-based for this purpose if, among other requirements, the shareholders of the Company approve the performance goals on which award payments are based. Shareholders have previously approved the USEC Inc. 1999 Equity Incentive Plan. Accordingly, provided the other requirements of Section 162(m) are satisfied, awards that are based on the attainment of the performance goals established under that plan will qualify as performance-based compensation under Section 162(m). While the Committee intends to rely on performance-based compensation programs to preserve the deductibility of compensation paid to the executive officers to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate. Restricted stock is not considered performance-based under Section 162(m) and, as such, is not deductible by the Company. In addition, the annual incentive awards for 2005 would not have been deductible by the Company for any executive officer who had non-performance based compensation (when taking into account such award) above $1 million in 2005. However, in 2005, none of the executive officers subject to Section 162(m) received non-performance based compensation above the $1 million threshold.

Stock Ownership Guidelines

Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to their salaries. The Committee has established stock ownership guidelines, which apply to all executive officers and certain other employees, that range from one-and one-half to five times base salary levels and must be achieved within a specified time period, generally five years after the person becomes subject to the guidelines. All shares of stock acquired through direct purchase, the exercise of options, restricted stock grants, the Company’s 401(k) plan, and the Company’s employee stock purchase plan, count towards the guidelines. In 2005, the Committee eliminated the program that provided employees meeting each year’s ownership guideline an incentive equal to 5% of their current ownership target, should the Company also meet its financial goals.

Summary

The Committee believes that the policies and programs described in this Report effectively link pay and performance, serves the best interests of shareholders and are appropriately balanced to provide retention incentives and the appropriate motivation for executives to contribute to the Company’s overall future success. The Committee will continue to review the effectiveness of all elements of USEC’s executive compensation program to ensure that the Company can continue to attract, retain, and motivate talented executives who can achieve its business objectives and increase shareholder value.

Respectfully submitted by the Compensation Committee:

John R. Hall, Chairman
Joyce F. Brown
Joseph F. Paquette, Jr.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL AGREEMENTS

Employment Agreement with James R. Mellor

On February 23, 2005, the Company entered into a letter agreement with James R. Mellor relating to the terms of Mr. Mellor’s employment as interim President and Chief Executive Officer, effective December 14, 2004. Under the terms of the letter agreement, Mr. Mellor received the following compensation for his employment as interim President and Chief Executive Officer:

•	Salary: $100,000 per month;

•	Restricted Stock: a grant of 80,000 shares of restricted stock, which shares vest upon the earlier to occur of five years from the date of grant (February 23, 2010) or Mr. Mellor’s retirement from the Board; and

•	Employee Benefits and Housing: standard employee benefits and temporary housing during the term of his employment.

This agreement was terminated on December 3, 2005 following the end of a two-month transition period under the agreement, and Mr. Mellor returned to his prior role as non-executive Chairman of the Board. During the time that he was employed as interim President and Chief Executive Officer, Mr. Mellor did not receive any separate fees for his service on the Board.

Termination of Employment Agreement with Lisa Gordon-Hagerty

In September 2005, the Company terminated Ms. Gordon-Hagerty’s employment agreement. By the terms of her employment agreement, Ms. Gordon-Hagerty held the position of Executive Vice President and Chief Operating Officer of the Company. Under her employment agreement, Ms. Gordon-Hagerty received an annual base salary of not less than $490,000. Ms. Gordon-Hagerty participated in the Company’s annual and long-term incentive programs at a level commensurate with her position and participated in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company. The agreement also contained provisions requiring Ms. Gordon-Hagerty to keep information confidential for a period of five years beyond the term of the agreement (indefinitely in the case of any trade secrets), to comply with a one-year covenant regarding non-competition and non-solicitation of employees, and to consult with the Company in certain circumstances.

Under the terms of her employment agreement, upon termination of her employment agreement, the Company paid Ms. Gordon-Hagerty $1,158,336, representing one year’s base salary and bonus and the pro-rated amount of Ms. Gordon-Hagerty’s targeted 2005 bonus. Ms. Gordon-Hagerty’s unvested restricted stock became immediately vested, and her unvested stock options vested and became exercisable for one year from the date of termination. The Company also was obligated to continue Ms. Gordon-Hagerty’s benefits for up to one year (or, if sooner, until Ms. Gordon-Hagerty is covered by comparable programs of a subsequent employer, and reduced to the extent Ms. Gordon-Hagerty receives comparable benefits).

In exchange for a general release by Ms. Gordon-Hagerty of any and all claims against the Company arising during the term of her employment, Ms. Gordon-Hagerty received, in addition to the severance benefits provided under her employment agreement, outplacement assistance for six months of up to $15,000, payment by the Company of Ms. Gordon-Hagerty’s share of costs to continue her benefits for the period covered by her employment agreement, and the agreement to pay to Ms. Gordon-Hagerty the amount payable with respect to a target number of 62,288 restricted stock units under the Company’s Strategic Incentive Program with respect to the performance period commencing on July 1, 2004 and ending on June 30, 2007. This payment will be made when payment is made to other participants following the end of the 2004 — 2007 performance period and will be based on the Compensation Committee’s determination of the extent to which the applicable performance goals have been obtained.

Change in Control Agreements

The Company has entered into change in control agreements with Mr. Welch, Mr. Sewell, Mr. Van Namen and Mr. Wright. These agreements provide benefits to these officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements).

Each of the agreements has an initial three-year term, and is automatically extended for additional one-year periods unless the Board has given notice of non-renewal. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his or her employment following a change in control for any reason other than cause, or if the officer terminates his or her employment for good reason.

The benefits consist of a lump sum payment equal to two and one-half times the sum of the officer’s average annual base salary and bonus for the most recent three years. In addition, under the terms of each agreement, the Company would provide the officer and his or her dependents with continuation of medical and similar benefits for two and one-half years following the occurrence of the change in control or, if sooner, until the officer is covered by comparable programs of a subsequent employer (and reduced to the extent the officer receives comparable benefits), provided the officer complies with the non-competition, non-solicitation, and confidentiality provisions of the agreement during the term of the agreement and for two and one-half years thereafter (five years thereafter in the case of the confidentiality provision). In addition, the officer will receive two and one-half additional years of service for purposes of retirement plan benefits. If the officer receives payments, whether or not under his or her agreement that would subject him or her to any federal excise tax due under section 4999 of the Internal Revenue Code, the officer will also receive a cash payment equal to the amount of such excise tax.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total returns for an investment in the common stock of the Company, the S&P 500 Index, and a peer group of companies. USEC is the only U.S. company in the uranium enrichment industry. However, USEC has identified a peer group of companies that share similar business attributes with it. This group includes utilities with nuclear power generation capabilities, chemical processing companies, and aluminum companies. USEC supplies companies in the utility industry, and its business is similar to that of chemical processing companies. USEC shares characteristics with aluminum companies in that they are both large users of electric power. The graph reflects the investment of $100 on December 31, 2000 in the Company’s common stock, the S&P 500 Index and the peer group, and reflects the reinvestment of dividends.

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2000	2001	2002	2003	2004	2005
USEC Inc.	$100.00	$178.54	$162.01	$245.42	$301.58	$388.85
S&P 500 Index	$100.00	$88.11	$68.64	$88.32	$97.93	$102.74
Peer Group Index[1]	$100.00	$97.25	$82.24	$106.31	$121.50	$135.12

(1)	The Peer Group consists of: Air Products and Chemicals, Inc., Albemarle Corporation, Alcoa Inc., Commonwealth Industries, Inc., Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Eastman Chemical Company, Exelon Corporation, Georgia Gulf Corporation, NL Industries, Inc., PPL Corporation, Praxair, Inc., Progress Energy, Inc., The Southern Company, and XCEL Energy Inc. In accordance with SEC requirements, the return for each issuer has been weighted according to the respective issuer’s stock market capitalization at the beginning of each year for which a return is indicated. In prior years, the Peer Group also included Commonwealth Industries, Inc., which was acquired by Aleris International Inc. on December 9, 2004. They have been removed from the Peer Group and are no longer included in results for any of the years shown in the performance graph.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit, Finance and Corporate Responsibility Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent auditors of the Company for 2006, subject to ratification of this appointment by the shareholders of the Company. PricewaterhouseCoopers LLP has advised the Company that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. PricewaterhouseCoopers LLP representatives will also be available to respond to appropriate questions.

The Audit, Finance and Corporate Responsibility Committee has sole authority for appointing and terminating USEC’s independent auditors for 2006. Accordingly, shareholder approval is not required to appoint PricewaterhouseCoopers as USEC’s independent auditors for 2006. The Audit, Finance and Corporate Responsibility Committee believes, however, that submitting the appointment of PricewaterhouseCoopers to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit, Finance and Corporate Responsibility Committee will review its future selection of the Company’s independent auditors.

The ratification of the appointment of PricewaterhouseCoopers as USEC’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP, as USEC’s independent auditors.

AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE REPORT

The Audit, Finance and Corporate Responsibility Committee of the Board of Directors is comprised of three independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the year ended December 31, 2005.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the auditors’ independence (per Item 306(a)(3) of Regulation S-K).

The Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Committee has delegated pre-approval authority to the Chairman of the Committee, who presents any decisions to the full Committee at its next scheduled meeting.

The following amounts were billed to the Company by the independent auditors for services rendered for the periods indicated:

	Amount Billed for Year	Amount Billed for Year
Type of Fee	Ended December 31, 2005	Ended December 31, 2004
	(In thousands)	(In thousands)

Audit Fees(a)	$1,250.0	$1,328.3
Audit-Related Fees(b)	$33.0	$121.3
Tax Fees(c)	$11.0	$36.0
All Other Fees(d)	$1.5	$1.0

Total	$1,295.5	$1,486.6

(a)	Primarily audits of the financial statements for both periods and internal control over financial reporting; reviews of quarterly financial statements for both periods; consultation and research related to auditing matters in 2004; and restatement of financial statements in 2005 for 2004 and prior years.

(b)	Primarily compliance report for utility uranium pricing in 2005; SEC comment letter in 2004; and services related to SEC compliance report for bank credit facility in 2004.

(c)	Primarily services related to selected tax projects for both periods and IRS audit assistance for both periods.

(d)	Service fee for access to electronic publication.

The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit, Finance and Corporate Responsibility Committee

Joseph F. Paquette, Jr., Chairman
Michael H. Armacost
James D. Woods

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the captions “Report of the Compensation Committee on Executive Compensation,” “Audit, Finance and Corporate Responsibility Committee Report” and “Performance Graph” shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER INFORMATION

Date for Submission of Shareholder Proposals

Under the SEC rules, in order to be considered for inclusion in USEC’s proxy statement for the 2007 annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than November 24, 2006.

Our bylaws contain an advance notice provision regarding shareholder proposals that are not sought to be included in the Company’s proxy statement, which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be delivered to the Company’s Secretary, at the Company’s principal executive office, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, shareholder nominations for director or other proposed items of business intended to be brought before the next annual meeting of shareholders must be received by the Company between December 26, 2006 and January 25, 2007 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 25, 2007. Any proposals received outside of that period will not be permitted to be raised at the meeting.

Other Matters

John C. Barpoulis, Vice President and Treasurer and interim Chief Financial Officer served as vice president and treasurer of National Energy & Gas Transmission Inc. (formerly a subsidiary of PG&E Corporation) and certain of its subsidiaries from 2003 to March 2005 and as vice president and assistant treasurer from 2000 to 2003. National Energy & Gas Transmission Inc. and certain of its subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code in July 2003. Mr. Barpoulis ceased to be affiliated with National Energy & Gas Transmission Inc. and its subsidiaries in March 2005 following the completion of the sale of substantially all of their assets.

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the 2006 Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, including shareholder proposals that have been excluded pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

By order of the Board of Directors,

Timothy B. Hansen
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland
March 24, 2006

1803-PS-06

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C 1234567890 J N T

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789

A	Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR each of the listed nominees.

	For	Withhold		For	Withhold

01 — James R. Mellor	☐	☐	05 — W. Henson Moore	☐	☐

02 — Michael H. Armacost	☐	☐	06 — Joseph F. Paquette, Jr.	☐	☐

03 — Joyce F. Brown	☐	☐	07 — John K. Welch	☐	☐

04 — John R. Hall	☐	☐	08 — James D. Woods	☐	☐

B	Proposal

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2006.	☐	☐	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.
The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting.
Please sign your name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by the president or other authorized officer(s). If signing on behalf of a partnership, please sign in full partnership name by authorized person(s).

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
/ /
	1 U P X	0 0 8 1 8 7

Proxy — USEC Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USEC INC.
FOR THE 2006 ANNUAL MEETING OF USEC SHAREHOLDERS
James R. Mellor, John K. Welch and Timothy B. Hansen, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2006 Annual Meeting of Shareholders of USEC, scheduled to be held on Tuesday, April 25, 2006, at 10:00 a.m., local time, at the Marriott Bethesda North Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, MD 20852, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.
PLEASE SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
To vote using the Internet
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m. Eastern Standard Time, April 25, 2006.
THANK YOU FOR VOTING